Exhibit 5.1

October 26, 2020

Triumph Bancorp, Inc.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

Re:	Triumph Bancorp, Inc. – Common Stock

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of Triumph Bancorp, Inc., a Texas corporation (the “Company”). In connection with the registration under the Securities Act of 1933 (the “Securities Act”) of 630,268 shares of common stock, par value $0.01 per share, of the Company (the “Securities”), I, or members of my staff, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

In rendering the opinion expressed herein, I, or members of my staff, have examined and relied upon such records of the Company and such agreements, certificates and receipts of public officials, certificates as to factual matters executed by responsible officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In making such examination and rendering the opinion set forth below, I have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to me or members of my staff as originals, the authenticity of the originals of such documents submitted to me or my staff as certified copies, the conformity to originals of all documents submitted to me or my staff as copies, the authenticity of the originals of such documents, that all documents submitted to me or my staff as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Securities have been duly authorized and validly issued and are fully paid and non-assessable.

I am a member of the bar of the State of Texas and I do not express any opinion herein concerning any law other than the Texas Business Organizations Code (including the statutory provisions, all applicable provisions of the Texas Constitution and reported judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on October 26, 2020 and to the use of my name under the caption “Legal Matters” in the prospectus included in the Company’s Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission (No. 333-237663). In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Adam D. Nelson
Name:	Adam D. Nelson
Title:	Executive Vice President and General Counsel